Exhibit 10.19

1 Van De Graaff Burlington, MA 01803 USA Direct +1 781-425-4600 Fax +1 781-425-4696

March 3, 2015

Charles Shea

33 Franklin Rodgers Road

Hingham, MA 02043

Re:	Appointment to Board of Directors

Dear Chuck:

Further to your appointment to the boards of directors (the “Boards”) of inVentiv Group Holdings, Inc., inVentiv Midco Holdings, Inc., inVentiv Holdings, Inc. and inVentiv Health, Inc. (collectively, the “Companies”) on February 11, 2015, this letter agreement, together with Annex A hereto, sets forth the terms and conditions for your service as a member of the Boards and their committees.

This letter agreement (together with all related incentive plan award agreements) constitutes the entire agreement between you and the Companies in respect of the subject matter contained herein and supersedes all prior agreements, understandings and arrangements, whether oral or written, by any representative of any party hereto in respect of such subject matter.

This letter agreement may not be amended or waived except by an instrument in writing signed by each of the parties to this letter agreement. This letter agreement will be governed by, and construed in accordance with, the internal laws of the State of New York without giving effect to any choice of law principles that would require or permit the application of laws of another jurisdiction. This letter agreement may be executed in any number of counterparts, each of which will be an original, and all of which, when taken together, will constitute one and the same instrument. Delivery of an executed signature page of this letter agreement by facsimile transmission will be effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]

IVH DIRECTOR AGREEMENT

1 Van De Graaff Burlington, MA 01803 USA Direct +1 781-425-4600 Fax +1 781-425-4696

Please confirm that the foregoing is our mutual understanding by signing and returning to the Companies an executed counterpart of this letter agreement.

Very truly yours,

By:	/s/ Eric R. Green
Name:	Eric R. Green
Title:	General Counsel and Secretary

Accepted and agreed to as of

the date first written above by:

/s/ Charles Shea
Charles Shea

Signature Page to Director Letter Agreement

IVH DIRECTOR AGREEMENT

1 Van De Graaff Burlington, MA 01803 USA Direct +1 781-425-4600 Fax +1 781-425-4696

Terms of Service

Scope	•	Subject to the “Term of Service” paragraph below, you will serve as:

• Director of the Companies

	•	You will be expected to attend or participate in all regular and special meetings of the Companies’ board of directors.

	•	You will initially be asked to serve as a member of the Audit and Human Capital & Compensation Committees of the board of directors of inVentiv Group Holdings, Inc. (“Holdings”), and may also be asked to serve as a member of other committees of the boards of directors of the Companies and will be expected to attend or participate in all regular and special meetings of those committees.

	•	You agree to comply with policies and guidelines applicable to directors of the Companies, including the inVentiv Health, Inc. Code of Business Ethics.

Fees & Expenses	•	You will be reimbursed for reasonable and documented out- of-pocket expenses you incur in connection with serving as a director or a member of any committee of the boards of directors of the Companies, including documented travel expenses incurred to attend meetings incident to your duties and in accordance with the standard practices of the Companies, as in effect from time to time.

	•	As compensation for serving as a director of the Companies, for as long as you serve in that capacity, you will receive an annual fee of $75,000 that will be payable in equal quarterly installments on the last business day of each calendar quarter starting March 31, 2015.

Equity Compensation	•	As additional consideration for your service as a director of the Companies, you will receive an equity award of six hundred thirty (630) stock options to purchase that number of underlying shares of the common stock of Holdings, at a per share exercise price equal to $89. The stock options will be granted pursuant and subject to the inVentiv Group Holdings, Inc. 2010 Equity Incentive Plan (as amended, the “Plan”), and the stock options granted in connection therewith will all vest quarterly in equal installments over a one year period with the first installment vesting on March 31, 2015. Additional annual equity grants may be made at the discretion of the board.

D&O Insurance	•

The Companies will provide and maintain directors’ and officers’ liability insurance coverage for you in respect of the period for which you are a director of the Companies at such levels, for such risks and subject to such terms, as the

IVH DIRECTOR AGREEMENT

1 Van De Graaff Burlington, MA 01803 USA Direct +1 781-425-4600 Fax +1 781-425-4696

Companies provide and maintains such cover for its directors generally.

Term of Service	•

You will serve as a director of the Companies and a member of each of (i) the Audit Committee of the board of directors of Holdings and (ii) the Human Capital and Compensation Committee of the board of directors of Holdings, in each case, on an annual basis, subject to your removal, non-reelection or non-reappointment in accordance with applicable law and the organizational documents of the Companies or your earlier death, permanent disability or resignation.

	•	Upon any termination of your service as a director of the Companies, you will confirm the foregoing by submitting written confirmation of such resignations to the Companies.

Withholding	•	To the extent applicable, all payments hereunder will be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

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Annex A – Page 2

IVH DIRECTOR AGREEMENT